JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT is entered into as of September 27, 2012, by and among the signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of common stock, par value $0.001 per share, of Lucas Energy, Inc., a Nevada corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: September 27, 2012

Jeffrey Eberwein	Alfred John Knapp, Jr.

/s/ Jeffrey Eberwein	/s/ Alfred John Knapp, Jr.
Jeffrey Eberwein, Individually	Alfred John Knapp, Jr., Individually

Aaron J. Kennon	CCM Opportunistic Partners, LP

By: CCM Opportunistic Partners GP, LP, its General Partner
/s/ Aaron J. Kennon
Aaron J. Kennon, Individually	By: CCM GP, LLC, its General Partner

By: /s/ Alfred John Knapp, Jr.
David M. Heikkinen	Name: Alfred John Knapp, Jr.
Title: Manager

/s/ David M. Heikkinen
David M. Heikkinen, Individually	CCM Opportunistic Advisors, LLC

/s/ Alfred John Knapp, Jr.
Name: Alfred John Knapp, Jr. Title: Manager